Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 14, 2009 pertaining to the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan and the BellSouth Savings and Security Plan, all Plans of AT&T Inc. (AT&T), for the registration of 55,000,000 shares of its common stock, of our reports dated February 12, 2009, with respect to the consolidated financial statements of AT&T and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated February 23, 2009 with respect to the financial statement schedules of AT&T for each of the three years in the period ended December 31, 2008 included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.  We also consent to the incorporation by reference therein of our reports dated June 26, 2009 with respect to the financial statements and schedules of the AT&T Savings and Security Plan, the AT&T Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan and of our reports dated September 4, 2009 with respect to the financial statements and schedules of the AT&T Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, and the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan included in the Plans’ Annual Reports (Forms 11-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

By:           /s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, Texas
October 14, 2009